INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the registrant       /x/
Filed by a party other than the registrant  / /
Check the appropriate box:

/ /  Preliminary proxy statement

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               HOOPER HOLMES INC.
- ------------------------------------------------------------------------------
                    (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              HOOPER HOLMES, INC.
- ------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or Rule
     14a-6(i)(2).

/ /  $500 per each party per Exchange Act Rule 14a-6(i)(3), or Rule
     14a-6(i)(2).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                              HOOPER HOLMES, INC.
                               170 Mt. Airy Road
                        Basking Ridge, New Jersey 07920

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Hooper Holmes, Inc., to be held on Tuesday, May 16, 1995 at 11:00 a.m. local time, at the American Stock Exchange, 86 Trinity Place, New York, New York.

     The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting. There will also be a brief report on the current status of our business.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return your proxy in the envelope provided.

     On behalf of the Officers and Directors of Hooper Holmes, Inc., I wish to thank you for your interest in the Company and I hope that you will be able to attend our Meeting.

                                       For the Board of Directors,



                                       James M. McNamee
                                       President and Chief Executive Officer

April 26, 1995

                              HOOPER HOLMES, INC.
                               170 Mt. Airy Road
                        Basking Ridge, New Jersey 07920

                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            to be held May 16, 1995

                                ---------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Shareholders of Hooper Holmes, Inc., a New York corporation (the "Company"), will be held on Tuesday, May 16, 1995 at 11:00 a.m. local time, at the American Stock Exchange, 86 Trinity Place, New York, New York, for the following purposes:

     1.  To elect directors.

     2. To ratify the selection of the firm of KPMG Peat Marwick LLP as auditors for the 1995 fiscal year.

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     Holders of record of the Company's common stock, par value $.04 per share (the "Common Stock"), as of the close of business on March 31, 1995, the record date fixed by the Board of Directors for such purpose (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

                                            BY ORDER OF THE BOARD OF DIRECTORS,



                                            Robert William Jewett
                                            Secretary

April 26, 1995

     Please sign the enclosed proxy and return it promptly in the envelope enclosed which requires no postage if mailed in the United States.

                              HOOPER HOLMES, INC.

                               170 Mt. Airy Road
                        Basking Ridge, New Jersey 07920

                                ---------------
                                PROXY STATEMENT
                                ---------------


                                  INTRODUCTION

     The enclosed proxy is solicited by the Board of Directors of Hooper Holmes, Inc., (the "Company") for use at the Annual Meeting of Shareholders to be held on May 16, 1995.

     An Annual Report to Shareholders containing the financial statements for the fiscal year ended December 31, 1994 is enclosed herewith. This proxy statement and form of proxy were first sent to shareholders on or about the date stated in the accompanying Notice of Annual Meeting of Shareholders.

     Only shareholders of record as of the Record Date are entitled to vote at the meeting and any adjournments thereof. As of that date, 6,709,552 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by providing written notice to the Secretary of the Company or by submitting another proxy bearing a later date. In addition, shareholders attending the meeting may revoke their proxies at any time prior to the time such proxies are exercised.

     The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum. Broker non-votes, abstentions and withhold-authority votes all count for the purpose of determining a quorum. Directors who receive a plurality of the votes cast at the meeting will be elected. Each other item on the agenda will be approved if a majority of the votes cast at the meeting are in favor of the item. Votes cast includes votes for or against an item, but do not include broker non-votes, abstentions or withheld-authority votes. All properly executed proxies returned in time to be cast at the meeting, if no contrary instruction is indicated, will be voted FOR the election of all directors nominated herein and FOR the ratification of the auditors.

     The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or telegraph by regular employees of the Company, without any additional remuneration and at minimal cost. The Company has also retained the services of Solakian & Associates, Inc., Flemington, New Jersey to solicit proxies on behalf of the Company. The fee to be paid by the Company for such services is not expected to exceed $2,500. The cost of soliciting the proxies will be borne by the Company.

                         ITEM 1--ELECTION OF DIRECTORS

     The Board of Directors consists of nine members divided into three classes of three members each. There is currently one vacancy on the Board, which was created by the retirement during 1993 of Mr. James H. King, Jr. (whose term was scheduled to expire at the 1996 Annual Meeting). At each Annual Meeting of Shareholders, one class of directors is elected to serve for a three-year term or until their successors are elected and have qualified. The class of directors to be elected at this Annual Meeting will serve until the 1998 Annual Meeting.

     Any shareholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. Shares represented by all proxies received by the Company and not so marked as to withhold authority to vote for any individual director or for all directors nominated will be voted FOR the election of the nominees named below. The Company knows of no reason why any such nominee should be unable to serve, but in the event that any nominees shall be unavailable or unable to serve as directors, the proxy holders will vote for substitute nominees in the exercise of their best judgment, but may not vote for more than three persons.

Nominees for Directors (Term expires 1998)

     The nominees for directors and further information with respect to each nominee are set forth below.

James M. McNamee

     Mr. McNamee, age 50, has served as President and Chief Executive Officer of the Company since 1984. He was Chief Operating Officer from 1983 to 1984, and Executive Vice President and General Manager, Western Division from 1982 to 1983. Mr. McNamee has been an employee of the Company since 1968, an officer since 1979 and a director since 1984. He is a member of the Executive Committee.

Kenneth R. Rossano

     Mr. Rossano, age 60, is Senior Vice President, Cassidy & Associates in Boston, Massachusetts. From 1991 to 1992, he was Vice President, Development, Massachusetts Higher Education Assistance Corporation in Boston, Massachusetts. From 1989 to 1991 he was Senior Associate, The Education Resources Institute in Boston, Massachusetts. From 1961 to 1989 he was employed by the Bank of Boston. He has been a director of the Company since 1967, and is a member of the Executive Committee.

G. Earle Wight

     Mr. Wight, age 61, has served as Senior Vice President of the Company since 1985 and has been a director of the Company since 1966. He served as Vice President of the Company from 1980 to 1985 and as Vice President and Secretary of Hooper Holmes Canada, Ltd. from 1977 to 1980. Mr. Wight is a member of the Nominating Committee.

Directors Continuing in Office

     The directors whose terms expire at the Annual Meetings in 1996 and 1997 and further information with respect to each continuing director are set forth below.

Frederick D. King

     Mr. King, age 71, has served as Chairman of the Board of Directors of the Company since 1973. He was President of the Company from 1967 to 1973 and has been a director since 1961. Mr. King is a member of the Executive Committee. (Term expires at the Annual Meeting in 1996).

Anne King Sullivan

     Mrs. Sullivan, age 61, has been a director of the Company since 1981. Before retirement, she was employed in Providence by Rhode Island School of Design and Textron, Inc., and in Boston by Shepley Bulfinch Richardson Abbott, Architects. She later was self-employed as a consultant in public relations and advertising. Mrs. Sullivan's volunteer activities include community government, teaching, work with the elderly, the brain-damaged, and through Hospice with the terminally ill and bereaved. She is a member of the Nominating Committee and the Executive Compensation Committee. (Term expires at the Annual Meeting in 1996).

John E. Nolan, Jr.

     Mr. Nolan, age 67, is a partner in the law firm of Steptoe & Johnson, Washington, D.C. and has been engaged in the practice of law since 1956. He has been a director of the Company since 1971, and is a member of the Audit Committee and the Executive Compensation Committee. Mr. Nolan also serves on the Board of Directors of Iomega Corporation. (Term expires at the Annual Meeting in
1997).

Elaine L. La Monica

     Dr. La Monica, EDD, JD, age 50, is Professor and Acting Chair, Department of Nursing Education at Teachers College, Columbia University. She has been associated with Columbia University since 1981, and has maintained a private consulting practice in management for health care organizations since 1974. Dr. La Monica has been a director of the Company since 1989, and is a member of the Audit Committee. (Term expires at the Annual Meeting in 1997).

Quentin J. Kennedy

     Mr. Kennedy, age 61, is Executive Vice President, Secretary, Treasurer and Director of Federal Paper Board Company in Montvale, New Jersey and has served in various executive positions with Federal Paper Board since 1960. Mr. Kennedy has been a director of the Company since 1991. He is a member of the Audit Committee, the Executive Committee and the Executive Compensation Committee. (Term expires at the Annual Meeting in 1997).

Certain Relationships and Related Transactions

     Messrs. F.D. King, G.E. Wight and Mrs. A.K. Sullivan are first cousins. Messrs. Wight and Rossano are brothers-in-law.

     On July 7, 1992 and September 23, 1993 the Company made loans to Mr. James
M. McNamee, President, CEO and a director, in the amount of $49,341 and $45,023 respectively, which are due and payable in 36 months from the date of the loan, for the purpose of paying taxes due on stock compensation. The maximum amount outstanding in 1994 was $78,070. Interest is accrued at the rates of 4.8% and 3.6% respectively and interest and principle is being repaid through payroll deductions. As of March 31, 1995, $56,131 was outstanding.

     Mr. John E. Nolan, Jr., a director of the Company, is a partner in the law firm of Steptoe & Johnson, which occasionally performs legal services for the Company.

Compensation of Directors

     Each director of the Company will receive an annual fee of $12,000 in 1995 plus a $500 fee for each non-telephone committee meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

     In June, 1990, the Company entered into supplemental indemnity agreements with its executive officers and directors. The indemnity agreements require the Company to indemnify such person for all expenses actually and reasonably incurred in defending or settling an action to which such person is a party or threatened to be made a party or is otherwise involved because of their status as an officer or director of the Company. If the action is brought by or in the right of the Company, the indemnification must be made only if such person acted in good faith, for a purpose reasonably believed to be in the best interest of the Company (or, in the case of service to another entity, not opposed to the interest of the Company).

Committees of the Board

     The Board of Directors has an Audit Committee, an Executive Committee, a Nominating Committee and an Executive Compensation Committee.

     The Audit Committee acts as principal liaison between the Board of Directors and the independent auditors employed by the Company and reviews the annual financial statements and the Company's internal accounting systems and controls. The Committee also recommends to the Board of Directors the selection of independent auditors to be employed by the Company.

     The Executive Committee exercises the authority of the Board of Directors in certain corporate matters between meetings and exercises specific powers and authority as may from time to time be lawfully delegated to it by the Board of Directors.

     The Nominating Committee nominates individuals for election or reelection to the Board of Directors. It will consider nominations recommended by shareholders who submit written recommendations to the Nominating Committee in care of the Secretary of the Company.

     The Executive Compensation Committee, among other matters, annually reviews and determines the compensation of the Chief Executive Officer of the Company and, upon his recommendation, the compensation of the other elected officers and senior management of the Company and annually reviews and recommends to the Board of Directors the compensation and allowances for the Company's outside directors. The Committee also prepares a report to shareholders (enclosed in this Proxy Statement) which discusses the Company's compensation policies for the executive officers, the Committee's bases for determining the compensation of the Chief Executive Officer for the past fiscal year, and the relationship between compensation and the Company's performance for the past fiscal year. The Executive Compensation Committee also administers the 1987 Nonqualified Stock Option Plan, the 1992 Stock Option Plan and the 1994 Stock Option Plan, and determines the amount and terms of the options granted under the plans. The Committee also administers the 1993 Employee Stock Purchase Plan.

     The Board of Directors held four regular meetings and one special meeting during the fiscal year ended December 31, 1994. The Audit Committee met twice, the Executive Committee met six times, the Executive Compensation Committee met once, and the Nominating Committee met once in 1994. All directors attended at least 75% of the total number of meetings of the Board of Directors and the committees to which they belong.

Compensation Committee Interlocks and Insider Participation

     For 1994, Mrs. Anne King Sullivan and Messrs. Quentin J. Kennedy and John
E. Nolan, Jr. served on the Executive Compensation Committee. Mr. Nolan is a partner in the law firm of Steptoe & Johnson, which occasionally performs legal services for the Company.

Executive Officers

     Set forth below are the executive officers of the Company who are not Directors. Executive officers serve at the pleasure of the Board of Directors. Information is not included in this Proxy Statement for that portion of any period for which information is required during which any executive officer did not hold such position.

Robert William Jewett

     Mr. Jewett, age 42, has served as Senior Vice President and General Counsel of the Company since 1991 and as Secretary since 1983. He served as Vice President and General Counsel from 1988 to 1991 and as Corporate Counsel from 1981 to 1988.

Paul W. Kolacki

     Mr. Kolacki, age 52, has served as Executive Vice President and Chief Operating Officer of the Company's Portamedic Health Information Services Division since 1991. He was Senior Vice President and General Manager of the Company's Health Information Services Eastern Division from 1990 to 1991, Senior Vice President and General Manager, Eastern Division of the Company from 1988 to 1990 and Vice President and General Manager, Eastern Division, from 1986 to 1988. He was Division Vice President and Great Lakes Zone Manager from 1983 to 1986. Mr. Kolacki has been an employee of the Company since 1964.

Fred Lash

     Mr. Lash, age 49, has served as Senior Vice President of the Company since 1993, as Chief Financial Officer since 1989 and as Treasurer since 1987. He was Chief Accounting Officer from 1988 to 1989, and Controller from 1987 to 1988.

Robin A. Lovely

     Ms. Lovely, age 39, has served as Executive Vice President and Chief Operating Officer of the Company's Nurse's House Call Division since June, 1994. She was President and owner of Subacute Solutions, Inc. from August, 1993, to June, 1994; Vice President, Medical Specialty Unit Development, for Integrated Health Services from July, 1992 to August, 1993; Chief Operating Officer for Mariner Health Care from May, 1991 to June, 1992; Vice President of Operations for United Weight Control Corp. from February, 1990 to April, 1991; and Assistant Vice President, Brigham and Women's Hospital, from 1985 to 1990.

Frank A. Stiner

     Mr. Stiner, age 61, has served as Vice President, Administrative Group of the Company since 1990 and as Assistant Vice President, Administrative Group from 1988 to 1990. He was Assistant Vice President, Administrative Services from 1982 to 1988. Mr. Stiner has been an employee of the Company since 1959.

Stock Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of December 31, 1994, the beneficial ownership of the Company's issued and outstanding Common Stock (on the basis of 6,701,802 shares outstanding), including the stock ownership of each person who, to the Company's knowledge, owns over 5% of the Company's outstanding Common Stock, each of the directors of the Company, each executive officer named in the Summary Compensation Table which follows, and the directors and officers of the Company as a group, and the percentage which the shares owned constitute of the total shares outstanding.


                                                                     Amount & Nature        Percemt of Class
                                                                     of Beneficial           (based on # of
              Name, Position & Address                                Ownership of          shares outstanding
                of Beneficial Owners                                 Common Stock (1)           12/31/94)
              ------------------------                               ----------------       ------------------

Frederick D. King and Kenneth R. Rossano, Trustees .................    647,550                    9.66%
  Under the Will of John J. King
  c/o Kenneth R. Rossano,
  Trustee
  63 Hundreds Circle
  Wellesley Hills, MA 02181
J.P. Morgan & Co., Incorporated ....................................    604,600 (2)                9.02%
  60 Wall Street
  New York, NY 10260
Kopp Investment Advisors, Inc. .....................................    532,061 (3)                7.94%
  6600 France Ave., South, Suite 672
  Edina, MN 55435
Nicholas Company, Inc. .............................................    513,900 (4)                7.67%
  700 North Water Street
  Milwaukee, WI 53202
Dimensional Fund Advisors, Inc. ....................................    360,850 (5)                5.38%
  1299 Ocean Avenue
  Santa Monica, CA 90401

Directors

Frederick D. King ..................................................    798,358 (6)               11.91%
  6 Cross Street
  Newport, RI 02840


                                                                     Amount & Nature        Percent of Class
                                                                     of Beneficial           (based on # of
              Name, Position & Address                                Ownership of          shares outstanding
                of Beneficial Owners                                 Common Stock (1)           12/31/94)
              ------------------------                               ----------------       ------------------

Directors (Continued)

G. Earle Wight .....................................................    244,138 (7)                3.64%
  59 Oriole Road
  Toronto, Ontario, CAN
  M4V 2E9
John E. Nolan, Jr. .................................................      5,000                     .07%
  1330 Connecticut Avenue
  Washington, D.C. 20036
Kenneth R. Rossano .................................................    790,701 (8)               11.80%
  63 Hundreds Circle
  Wellesley Hills, MA 02181
Anne King Sullivan .................................................     71,555 (9)                1.07%
  RR No. 2, Box 349
  Peterborough, NH 03458
James M. McNamee ...................................................    116,344 (10)               1.74%
  34 Buckley Hill Road
  Morristown, NJ 07960
Quentin J. Kennedy .................................................      1,500                     .02%
  22 Old Smith Road
  Tenafly, NJ 07670
Elaine L. La Monica ................................................        600                     .01%
  245 E. 63rd Street, Apt. 1914
  New York, NY 10021

Other Most Highly Paid Executive Officers

Paul W. Kolacki ....................................................     10,274 (11)                .15%
  923 Manchester Drive
  Somerville, NJ 08876
Fred Lash ..........................................................     12,579 (12)                .19%
  14 Mirador Court
  Denville, NJ 07834
Robert William Jewett ..............................................      8,177 (13)                .12%
  71 Wexford Way
  Basking Ridge, NJ 07920
All officers and directors as a group (13 total) ...................  1,417,408 (14)              21.15%

- ----------
(1) Includes shares, if any, held by or for a spouse or minor children or as a trustee. Unless otherwise indicated, the director or 5% stockholder possesses sole investment and voting power in respect of these shares.

(2) J.P. Morgan & Co., Incorporated ("J. P. Morgan"), a parent holding company, filed a statement on Schedule 13G disclosing that on December 31, 1994 it beneficially owned 604,600 shares of Common Stock of the Company, representing approximately 9.0% of the Common Stock. Such shares are owned by various individual and institutional investors for which J. P. Morgan is empowered to direct investments and/or sole power to vote the Common Stock. For purposes of the reporting requirements of the Securities Exchange Act of 1934, J. P. Morgan is deemed to be a beneficial owner of such securities. In the Schedule 13G, J.P. Morgan certifies that the shares of Common Stock were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with, or as a participant in, any transaction having such purpose or effect.

(3) Kopp Investment Advisors, Inc. ("Kopp"), a registered investment advisor, filed a statement on Schedule 13G dated February 10, 1995, disclosing that on December 31, 1994, it beneficially owned 532,061 shares of Common Stock of the Company, representing approximately 7.9% of the Common Stock. Such shares are owned by various individual and institutional investors for which Kopp serves as investment advisor with power to direct investments and/or sole power to vote the Common Stock. In the Schedule 13G, Kopp certifies that the shares of Common Stock were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with, or as a participant in, any transaction having such purpose or effect.

(4) Nicholas Company, Inc. ("Nicholas") a registered investment advisor, filed a statement on Schedule 13G dated February 3, 1995, disclosing that on December 31, 1994, it beneficially owned 513,900 shares of Common Stock of the Company, representing approximately 7.7% of the Common Stock. Such shares are owned by various individual and institutional investors for which Nicholas serves as investment advisor, with power to direct investments and sole dispositive power. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Nicholas is deemed to be a beneficial owner of such securities. In Schedule 13G, Nicholas certifies that the shares of Common Stock were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with, or as a participant in, any transaction having such purpose or effect.

(5) Dimensional Fund Advisors, Inc., ("Dimensional"), a registered investment advisor, filed a statement on Schedule 13G dated January 30, 1995, disclosing that on December 31, 1994, it beneficially owned 360,850 shares of Common Stock of the Company, representing approximately 5.4% of the Common Stock. Such shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware Business Trust, or the DFA Group Trust and DFA Participator Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. In Schedule 13G, Dimensional certifies that the shares of Common Stock were not acquired for the purpose of, and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with, or as a participant in, any transaction having such a purpose or effect.

 (6) Includes 647,550 shares held by the John J. King Trust of which Mr. King is co-trustee with shared voting and dispositive power, and 280 shares held by Mr. King's spouse, Natalie.

 (7) Includes 189,843 shares held by the Lucille K. Wight Trust, of which Mr. Wight is trustee with sole voting and dispositive power, and 44,295 shares held by 874367 Ontario, Inc., a corporation of which Mr. Wight and his spouse Sonia are sole shareholders.

 (8) Includes 132,889 shares held by Mr. Rossano's spouse, Cynthia, and 647,550 shares held by the John J. King Trust, of which Mr. Rossano is co-trustee with shared voting and dispositive power.

 (9) Includes 71,405 shares held by the Anne K. Sullivan Trust, of which Mrs. Sullivan is co-trustee but has sole voting and dispositive power, and 150 shares held by Mrs. Sullivan's spouse, Donald.

(10) Includes 22,137 shares held by Mr. McNamee and his spouse Patricia as joint tenants, 450 shares held by Mr. McNamee's spouse, Patricia, 700 shares held by Mr. McNamee's spouse Patricia as custodian for Ryan McNamee, their child, and 350 shares held by Mr. McNamee's spouse Patricia as custodian for Sean McNamee, their minor child. Also includes 56,625 shares currently issuable upon the exercise of options.

(11) Includes 400 shares held by Mr. Kolacki and his spouse, Sandra, as joint tenants. Also includes 8,937 shares currently issuable upon the exercise of options.

(12) Includes 300 shares held by Mr. Lash and his spouse, Suzanne, as joint tenants. Also includes 12,062 shares currently issuable upon the exercise of options.

(13) Includes 7,125 shares currently issuable upon the exercise of options.

(14) Includes shares owned individually by each officer and director in the group as well as shares indirectly owned by such persons as trustees of various trusts; however, where more than one officer or director is a trustee of the same trust, the total number of shares owned by such trust is counted only once in determining the amount owned by all officers and directors as a group. Also includes 90,399 shares currently issuable upon the exercise of options.

Compliance with Section 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors of the Company and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the American Stock Exchange. Based solely on a review of reports and written representations furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were complied with.

Compensation of Executive Officers

     The following table provides certain summary information concerning compensation paid or accrued for the last three complete fiscal years to or on behalf of the Company's Chief Executive Officer and the three other most highly paid executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 1994.


                                            SUMMARY COMPENSATION TABLE

                                      Annual Compensation               Long Term Compensation
                                                                          Awards      Payouts
- -----------------------------------------------------------------------------------------------------------
Name and                                                                              LTIP      All Other
Principal                                Salary      Bonus      Other     Options     Payouts  Compensation
Position                          Year   ($)(1)      ($)(2)     ($)(3)     # (4)      ($)(5)      $ (6)
- -----------------------------------------------------------------------------------------------------------

James M. McNamee                  1994   227,625      76,344               20,000           0     40,088
President and Chief               1993   219,000      92,375      --       25,000      82,875     36,453
  Executive Officer               1992   210,500      90,313      --      112,500     165,938     36,267

Paul W. Kolacki                   1994   141,979      40,000      --       18,000                 17,287
Executive Vice President and      1993   118,300      30,000      --       15,000       --        26,257
  Chief Operating Officer         1992   110,000      30,000    2,290      22,250       --        62,842

Fred Lash                         1994   133,167      22,500      --       11,300                 11,678
Senior Vice President             1993   108,333      25,000      --       18,000       --        11,460
Chief Financial Officer           1992    96,667      35,000      --       21,250       --        11,257
  and Treasurer

Robert William Jewett             1994   110,854       9,500       --       7,700                  6,816
Senior Vice President             1993    90,000       6,500       --       6,000       --         6,426
General Counsel and Secretary     1992    84,483      12,000      --       16,000       --         6,186

- ----------
  (1) Includes directors fees paid to Mr. McNamee.

  (2) For Mr. McNamee, includes stock awards with a fair market value of $41,344, $52,875, and $55,313 respectively pursuant to the multiple year CEO Stock Award and Bonus Plan.

  (3) For Mr. Kolacki in 1992 amount represents reimbursement of taxes. Perquisites fall below the thresholds required for disclosure and, accordingly, have been omitted.

  (4) Includes the effect of a three for two stock split of the Company's Common Stock in 1992.

  (5) Represents fair market value of stock bonus awarded to Mr.
      McNamee under the CEO Stock Award and Bonus Plan, which provides for annual stock bonus from 1990 to 1994 based on sustained earnings growth since 1989.

  (6) The amounts disclosed in this column include:

      (a) Company contributions of the following amounts in 1994, 1993 and 1992 respectively, under the Company's Salary Reduction Plan, a defined contribution plan, on behalf of Mr. McNamee ($1,309, $2,249 and $2,063), Mr. Kolacki ($1,309, $1,112 and $1,031), Mr. Lash ($1,309,
          $1,433, and $888) and Mr. Jewett ($1,155, $765 and $525).

      (b) Payment by the Company in 1993 and 1992 of premiums on whole-life insurance policies in the following annual amounts for Mr. McNamee ($34,204), Mr. Kolacki ($15,978) and Mr. Lash ($10,369) and Mr. Jewett
          ($5,661).

      (c) Payment to Mr. Kolacki ($9,167 in 1993 and $45,833 in 1992) representing approximate incremental mortgage costs associated with his relocation to New Jersey.

      (d) Payment by the Company in 1994 and 1993 of premiums on a disability insurance policy for Mr. McNamee of $4,575 and $3,050 respectively.

Option Grants in Last Fiscal Year

     The following table provides certain information on option grants in 1994 under the Company's 1992 Stock Option Plan.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               Grant Date
                  Individual Grants                                                               Value
- -----------------------------------------------------------------------------------------------------------
                                                   % of Total
                                                Options Granted                                 Grant Date
                                Options         to Employees in     Exercise     Expiration      Present
Name                            Granted # (1)      Fiscal Year     Price ($/Sh)     Date        Value $ (3)
- -----------------------------------------------------------------------------------------------------------


James M. McNamee .............  20,000 (2)           14.2%           $11.88        01/24/04      101,218

Paul W. Kolacki ..............  12,000 (2)            8.5%           $11.88        01/24/04       60,731

Fred Lash ....................  10,500 (2)            7.2%           $11.88        01/24/04       53,139

Robert William Jewett ........   5,200 (2)            3.7%           $11.88        01/24/04       26,316

- ----------
(1) The 1992 Stock Option Plan grants become 25% exercisable commencing 24 months after grant date and 25% become exercisable on each successive anniversary of that date, with full vesting occuring on the fourth anniversary date. The options terminate upon termination of employment for any reason other than death, disability or retirement. Further, to be eligible to exercise the options, an optionee must remain in the employment of the Company for a period of 24 months from the date of grant (or retirement, if earlier). Options that are not fully vested and exercisable as of the date the optionee terminates employment because of death, disability or retirement, or as of the date of an actual or threatened change in control of the Company, become vested and exercisable in full on such date. Similarly, the vesting of options may be accelerated in connection with certain mergers, consolidations, sales or transfers by the Company of substantially all of its assets.]

(2) These options were granted under the 1992 Stock Option Plan on January 25, 1994.

(3) The values shown were calculated using the Black-Scholes option pricing model and are presented solely for purposes of comparative disclosure in accordance with certain regulations of the SEC. The Black-Scholes model is a mathematical formula widely used to value traded stock price volatility and dividend yield. The actual value that an executive officer may realize, if any, depends on the amount by which the stock price at the time of exercise exceeds the exercise price (fair market value of the stock at the time of the grant). There is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. In calculating the grant date present values set forth the table, the Company used the following assumptions: (a) expected volatility of 31%; (b) discount rate of 6.6%; (c) dividend yield of 2%; and
     (d) exercise at the end of 10 year period from the date of grant. No adjustments have been made for non-transferability or risk of forfeiture.

                                       14

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table provides certain information on options exercised in 1994 and the value of certain unexercised options at December 31, 1994.



    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES


                                                                                               Value of
                                                                         Number of           Unexercised
                                                                       Unexercised          In-the-Money
                                                                        Options at           Options at
                                                                      FY-End (No.)(2)       FY-End ($)(3)
                                      Shares
                                     Acquired           Value          Exercisable/          Exercisable/
Name                                on Exercise    Realized ($)(1)    Unexercisable         Unexercisable
- ----                                -----------    ---------------    -------------         -------------

James M. McNamee ...................     0               $0           56,625/133,875           15,000/0

Paul W. Kolacki ....................     0               $0             8,937/43,688            3,375/0

Fred Lash ..........................     0               $0            12,062/44,438            6,750/0

Robert William Jewett ..............     0               $0             7,125/25,325            5,250/0

- ----------
(1) Amount represents the difference between the exercise price and the fair market value on the date of exercise, multiplied by the number of options exercised.

(2) Includes the effect of a three for two stock split of the Company's Common Stock in 1992.

(3) Amount represents the difference between the exercise price and the fair market value on December 31, 1994 ($6.50), multiplied by the number of options unexercised.


Report of the Executive Compensation Committee

          The report of the Executive Compensation Committee below shall not be deemed to be filed under, or incorporated by reference into any filing under, the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference.

     The Executive Compensation Committee of the Board of Directors establishes the compensation policies for the Company's Chief Executive Officer ("CEO") and other executive officers. Further, the Committee determines and administers the Company's compensation programs for cash compensation, stock awards, stock bonuses and stock options, including the 1992 and 1994 Stock Option Plans and the CEO Stock Award and Bonus Plan (the "CEO Plan"). The Committee is comprised of three directors who are not present or former employees of the Company.

     The Company believes that performance in the interests of shareholders should be the main factor driving executive compensation and that ownership of stock and stock options effectively aligns the financial interests of executive officers and shareholders.

     Because earnings are ultimately reflected in the price of the Company's stock and, thus, in shareholder value, earnings are an important consideration in determining cash bonuses, stock awards and stock options. Moreover, the Committee believes that earnings performance over time is more important than quarter to quarter or year to year comparisons. Thus, the Committee recognizes that positioning the Company for future revenue and earnings growth is an important management function.

     The Company's compensation philosophy also seeks to motivate key employees, including executive officers, to exert their best efforts and reward them for those efforts, to retain such employees, to attract talented individuals to join the Company and to increase employee stock ownership.

     Compensation for all executive officers includes salary, cash bonuses and stock options. In addition, the CEO is entitled to stock awards and stock bonuses (or cash payments in lieu of stock awards or stock bonuses) under the CEO Plan, described herein. Each year the Committee reviews and determines the compensation of the CEO and, with the advice and recommendations of the CEO, the compensation of other executive officers. In furtherance of the Company's policy to provide incentives and to reward performance, compensation is based on specific criteria developed through the Company's experience, including attainment of revenue and expense objectives, planning and organizational development and personal leadership. The weight accorded each of these factors is within the Committee's discretion and may depend on the Company's performance during the year.

     In 1990, the Board of Directors adopted the CEO Plan for CEO compensation for 1990 through 1994. The CEO Plan provides for cash compensation consisting of salary and bonus, perquisites and, stock awards and stock bonuses. Under the Plan, cash might be awarded in lieu of stock awards and bonuses.

     The CEO's salary through 1994 was established under the CEO Plan. Even with a modest increase for 1994, the CEO's salary remains lower than the salaries paid by the companies in the Company's peer group index.

     Cash bonuses for the CEO are determined under the CEO Plan, in the discretion of the Committee, based upon the CEO's performance. During 1994, the Committee gave considerable weight to the CEO's success in achieving several goals expected to be important to future growth. First, the Company completed a difficult integration of several acquisitions that contributed to a 34% increase in revenues, and the expansion of the number of the Company's branch offices to support future revenue growth. In addition, the CEO increased the Company's efficiency and reduced certain operating costs through the consolidation of branch offices and supervisory personnel, tighter management of government reimbursed nursing visits, increased automation and the updating of computer and management systems. Because of the costs associated with the Company's acquisitions, a decrease in healthcare gross margin, and other factors that caused increases in selling, general and administrative expenses during 1994, the Company's earnings declined despite increased revenues. Notwithstanding this decline, the Committee believes that the CEO's efforts in pursuing and acquiring strategically important businesses, increasing revenues and reducing certain operating costs have laid the foundation for future revenue and earnings growth. Taking these factors into consideration, the Committee determined to award Mr. McNamee the same cash bonus ($35,000) for services during 1994 as was awarded during 1993.

     The CEO Plan also provides for stock awards and stock bonuses. Stock awards are based on continuing satisfactory performance as CEO measured against management objectives established by the Board, including corporate growth and development, profitability, total return to shareholders and management team development. For 1994, based on these criteria, the committee awarded the CEO 5,250 shares. For the years ended December 31, 1993 and 1992, awards of 11,000 and 15,000 shares, respectively, have been granted. Stock bonuses are based on sustained earnings growth over the base year 1989. Because of reduced earnings in 1994, no stock bonuses were awarded for that year.

     Continuing its purpose to increase the CEO's ownership of the Company's stock, the Committee awarded him options for 20,000 shares for 1994. This award was reduced from 25,000 shares for 1993.

     Section 162(m) of the Internal Revenue Code, enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to certain executive officers. Compensation that qualifies as performance-based compensation for purposes of this section is not subject to the $1 million deduction limitation. Because section 162(m) was only recently enacted and final regulations from the Department of Treasury interpreting it have not been issued, there are many questions regarding the application of the performance-based compensation exception. The Executive Compensation Committee will continue to evaluate this provision but presently intends to qualify compensation as performance-based to the extent feasible and in the best interest of the Company.

                                            EXECUTIVE COMPENSATION COMMITTEE



                                            Quentin J. Kennedy
                                            Anne King Sullivan
                                            John E. Nolan, Jr., Chairman

Stock Price Performance Graph

     The Stock Price Performance Graph below shall not be deemed to be filed under, or incorporated by reference into any filing under, the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Graph by reference.

     The following graph compares the cumulative total shareholder return (assuming dividends are reinvested) on the Company's Common Stock for the last five years with the cumulative total return (assuming dividends are reinvested) of the Standard & Poor's 500 Stock Index and a peer group index consisting of the Olsten Corporation and In Home Health, Inc. In preparing the peer group index, the returns of each component issurer in the group were weighted according to its stock market capitalization. The shareholder return shown on this graph is not necessarily indicative of future performance.


Comparison of 5 Year Cumulative Return

Company, S&P 500, and Peer Group


                                      Year Ended December 31
                        -------------------------------------------------
                         1990 (1)    1991      1992      1993      1994
                        --------- --------- --------- --------- ---------

HHI                      $100.00   $168.54   $182.39   $140.20   $ 79.54
  Yearly Growth %            0.0%     68.5%      8.2%    -23.1%    -43.3%

PEER GROUP               $100.00   $210.74   $342.08   $374.53   $407.24
  Yearly Growth %            0.0%    110.7%     62.3%      9.5%      8.7%

S&P 500                  $100.00   $126.31   $131.95   $141.25   $139.56
  Yearly Growth %            0.0%     26.3%      4.5%      7.1%     -1.2%



The preceding table shows historical stock price performance based on an initial investment of $100 in 1990 (the base year).

(1) Base Year

Employment Contracts and Change-in-Control Arrangements

     In 1990, the Company entered into an employee retention agreement, as amended (the "Agreement") with Mr. McNamee entitling him to certain benefits if his employment is terminated within two years of a "change of control", as defined in the Agreement. Following a change of control, Mr. McNamee is entitled to retain the same position, duties and compensation as he had prior to the change of control for a period of two years after the date of the change of control. After a change in control has occurred, if Mr. McNamee's employment is terminated by the Company or by Mr. McNamee within two years of the date of the change of control (other than as a result of his death, disability or for cause, as defined in the Agreement), Mr. McNamee is entitled to receive a lump sum payment in cash equal to the aggregate of (a) to the extent unpaid, his highest base salary through the date of termination (as defined in the Agreement), (b) a pro rata portion of his recent bonus (as defined in the Agreement, generally to be the highest annual guaranteed bonus to which he was entitled during the last two full fiscal years prior to the date of the change of control), (c) twice the sum of his highest base salary and recent bonus, and (d) all amounts of compensation previously deferred (with accrued interest thereon) and unpaid and any accrued vacation pay not yet paid by the Company. In addition, he will be entitled to receive during the two year period after the change of control, all benefits payable to him (or his family ) under welfare benefit programs (such as medical, dental, disability and life insurance programs) equivalent to those most favorable immediately preceding the date of the change of control. In the event that Mr. McNamee would be subject to an excise tax, then he should be entitled to receive an additional payment such that after Mr. McNamee pays such excise taxes, including any excise tax imposed on any portion of such additional payment, Mr. McNamee will retain additional payments equal to the excise taxes imposed.

                 ITEM 2--RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of KPMG Peat Marwick LLP, independent public accountants, to serve as auditors for the fiscal year ending December 31, 1995, subject to ratification by the shareholders. This firm (and its predecessor, KMG Main Hurdman) has served as the Company's auditors since 1980.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS
SELECTION.

     If the appointment is not approved, the Board will select other independent accountants. It is expected that a member of the firm of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

Shareholder Proposals for the 1996 Annual Meeting

     Proposals of shareholder intended for inclusion in the Proxy Statement for the Annual Meeting of Shareholders to be held in 1996, must be received at the Company's executive offices not later than December 27, 1995. Proponents should submit their proposals by Certified Mail -- Return Receipt Requested.

Solicitation of Proxies

     The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or telegraph by regular employees of the Company, without any additional remuneration and at minimal cost. The Company has also retained the services of Solakian & Associates, Inc., Flemington, New Jersey to solicit proxies on behalf of the Company. The fee to be paid by the Company for such services is not expected to exceed $2,500. The cost of soliciting the proxies will be borne by the Company.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            HOOPER HOLMES, INC.



                                            Robert William Jewett
                                            Secretary

April 26, 1995

                              HOOPER HOLMES, INC.

             Proxy Solicited on Behalf of the Board of Directors of
                  the Company for Annual Meeting, May 16, 1995

P     The undersigned hereby constitutes and appoints James M. McNamee and
R     Robert William Jewett and each of them, the true and lawful attorneys,
O     agents and proxies of the undersigned, with full power of substitution, to
X     vote with respect to all the shares of Common Stock of Hooper Holmes,
Y Inc., standing in the name of the undersigned at the close of business on March 31, 1995, at the Annual Meeting of Shareholders and all adjournments thereof, with all powers that the undersigned would possess if personally present.

                                                       (Change of address)

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------


You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                                                                 SEE REVERSE
                                                                     SIDE

      Please mark your
 [X]  votes as in this
      example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, and FOR proposal 2.

     The Board of Directors recommends a vote FOR Election of Directors and FOR proposal 2.

1. Election of   FOR    WITHHELD                 FOR     AGAINST     ABSTAIN
   Directors     [ ]      [ ]    2. Approval of  [ ]       [ ]         [ ]
   Nominees:                        Independent
   James M. McNamee                 Auditors.
   Kenneth R. Rossano
   G. Earle Wight

3. In their discretion, upon other matters as may properly come before the meeting of any adjournment(s) thereof.

For, except vote withheld from the following nominee(s):


- --------------------------------------------------------

SIGNATURE(S)                   DATE            The signer hereby revokes all
            ------------------     --------- proxies heretofore given by the
                                             signer to vote at said meeting or
                                             any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.